EXHIBIT 23.2




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of IKON Office Solutions, Inc. of our report dated December 14, 2001 relating to the financial statements and financial statement schedule, which appears in the Current Report on Form 8-K of IKON Office Solutions, Inc. dated July 31, 2002.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 26, 2002 relating to the financial statements, which appears in the Annual Report of IKON Office Solutions, Inc. Retirement Savings Plan on Form 11-K for the year ended December 31, 2001.



PricewaterhouseCoopers LLP
Philadelphia, PA
September 6, 2002